Exhibit 3.2
Amendment to the Certificate of Incorporation of the Registrant, changing
Registrant’s name to Guardian Zone Technologies, Inc.
Delaware
The First State
     I, Harriet Smith Windsor, Secretary of State of the State of Delaware, do hereby certify the attached is a true and correct copy of the Certificate of Amendment of “GZT, Inc.”, changing its name from “GZT, Inc.” to “Guardian Zone Technologies, Inc.”, filed in this office on the Ninth Day of October, A.D. 2007, at 8:52 O’clock a.m.
     A filed copy of this certificate has been forwarded to the New Castle County Recorder of Deeds.

/s/ Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4432934 8100	[Seal]	Authentication: 6042494

071074314		Date: 10-10-07

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GZT, INC.
     It is hereby certified that:
     1. The name of the corporation (hereinafter called the “Corporation”) is GZT, Inc.
     2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article FIRST:
FIRST
The name of the Corporation is Guardian Zone Technologies, Inc.
     3. The amendment of the Certificate of Incorporation of the Corporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
     The undersigned, being the President of the Corporation, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true under penalties of perjury, and accordingly I have hereunto set my hand this 8th day of October, 2007.

/s/Thomas J. Radu
Thomas J. Radu
President

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